     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2001
                                                      REGISTRATION NO. 333-
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                              JLM INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                      8675 HIDDEN RIVER PARKWAY                 06-1163710
------------------------------                TAMPA, FL 33637                ----------------------
                                              (813) 632-3310
                                -------------------------------------------
 (State or other jurisdiction   (Address, including zip code, and telephone     (I.R.S. Employer
              of                      number, including area code, of        Identification Number)
incorporation or organization)   registrant's principal executive offices)

                               JOHN L. MACDONALD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              JLM INDUSTRIES, INC.
                           8675 HIDDEN RIVER PARKWAY
                                TAMPA, FL 33637
                                 (813) 632-3310
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)

    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:
                            JONATHAN J. RUSSO, ESQ.
                             BAER MARKS & UPHAM LLP
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 702-5700

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                               PROPOSED MAXIMUM
                                                       AMOUNT TO BE       PROPOSED MAXIMUM    AGGREGATE OFFERING
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED(1)     PRICE PER SHARE(2)        PRICE(2)
Common stock, $0.01 par value...                         4,511,022             $3.175             $14,322,495


                                                         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED   REGISTRATION FEE
Common stock, $0.01 par value...                          $3,581

(1) Includes 955,109 shares of common stock of the registrant which may be issued upon the exercise of warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the registrant's common stock on the Nasdaq National Market on July 18, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                   SUBJECT TO COMPLETION, DATED JULY 20, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                4,511,022 SHARES
                              JLM INDUSTRIES, INC.
                                  COMMON STOCK

    This Prospectus relates to the offer and sale by persons who are called Selling Shareholders of up to 4,511,022 shares of our common stock. We will not receive any proceeds from the sale of the Shares.

    Our common stock is listed on The Nasdaq National Market under the symbol "JLMI." On July 18, 2001, the closing sale price of the common stock as reported on The Nasdaq National Market was $2.90 per share.

                            ------------------------

    THE SHARES BEING OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    The Selling Shareholders may offer their shares through public or private transactions, on or off The Nasdaq National Market, at prevailing market prices, or at privately negotiated prices. The Selling Shareholders may include pledgees, donees, transferees, or other successors in interest. We will provide specific terms of any offerings made under this prospectus in prospectus supplements, if necessary.

                 The date of this Prospectus is July   , 2001.

                                  THE COMPANY

    We are a leading marketer and distributor of certain commodity chemicals, principally acetone and phenol. We believe we are the second largest marketer of acetone and the fifth largest supplier of phenol in North America. We are also a global distributor of olefins, principally propylene, as well as a variety of other commodity, inorganic and specialty chemicals. In order to provide stable and reliable sources of supply for our products, we (i) maintain established supplier relationships with major chemical companies, (ii) manufacture phenol and acetone at our plant in Blue Island, IL, and (iii) source acetone from our joint venture manufacturing operation. Our principal products, acetone, phenol and propylene, are used in the production of adhesives, coatings, forest product resins, paints, pharmaceuticals, plastics, solvents and synthetic rubbers. We sell our products worldwide to over 1,000 customers.

    Our business consists of manufacturing and marketing segments. Our manufacturing segment includes the operations of our Blue Island plant. Our marketing segment includes our distribution, storage and terminalling operations and all other sourcing operations.

    Our principal objective is to continue to expand the number of sources and breadth of our chemical products and the markets in which we distribute these products to enhance our position as a leading supplier to the worldwide chemical industry. Key elements of our business strategy include the following:

    - expanding sources of supply through joint ventures, acquisitions and strategic relationships;

    - increasing sales of existing products and adding new products;

    - continuing to expand internationally; and

    - continuing to provide superior customer service.

    We were incorporated in March 1986 as a Delaware corporation. Our principal executive offices are located at 8675 Hidden River Parkway, Tampa, Florida 33637, and our telephone number is (813) 632-3300.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE MATERIALLY HARMED.

WORLDWIDE CHEMICAL MARKETS ARE CYCLICAL AND EXCESS PRODUCTION CAPACITY MAY CAUSE CHEMICAL PRICES TO DECLINE AND ADVERSELY AFFECT OUR OPERATIONS.

    Sales of commodity chemicals such as acetone and phenol account for a substantial portion of our revenues. The markets for commodity chemicals are cyclical. This cyclicality primarily results from changes in the balance between supply and demand, the price of feedstocks and the level of general economic activity. Historically, these markets have experienced alternating periods of tight supply resulting in generally rising prices and profit margins, followed by periods of large capacity additions resulting in oversupply and generally declining prices and profit margins. In 1999 and 2000, we experienced losses due to excess production which resulted in oversupply and lower prices. Although we believe that the supply of phenol will not increase, we cannot predict with any certainty whether the markets for acetone and phenol will favorably impact our operations or whether we will be profitable if a shift in the market causes prices to decline and profit margins for these products to shrink.

IF THE COST OF RAW MATERIALS INCREASES OR THE AVAILABILITY OF RAW MATERIALS DECREASES, OUR COSTS COULD INCREASE AND OUR BUSINESS COULD BE HARMED.

    In 2000, approximately 5.5% of our revenues were derived from the sale of products that we manufacture. An adequate supply of raw materials at competitive prices is critical to the economic success of our manufacturing operations. We do not produce propylene and benzene, the key raw materials used for the production of cumene, the primary feedstock for the production of acetone and phenol. Currently, we obtain propylene and benzene from a number of suppliers under supply contracts at market rates. We believe that there are a number of alternative sources of supply for propylene and benzene. However, if our current propylene suppliers were unable to meet their supply obligations to us, we could be required to incur increased costs for propylene and benzene which could have a material adverse effect on our results of operations and financial condition.

    Our ability to pass on increases in raw material prices to our customers is, to a large extent, dependent on market conditions and is limited because the commodity nature of certain chemicals we manufacture restricts our ability to increase prices. There may be periods of time in which we do not recover increases in raw material prices. If we are unable to increase the selling prices of our products due to weak demand for or oversupply of such products, we will not be able to recover such increases in raw material prices. Therefore, increases in raw material prices could have a material adverse effect on our results of operations and financial condition.

BECAUSE OF THE CYCLICAL NATURE OF CHEMICAL PRICES, FLUCTUATIONS IN THE SELLING PRICE OF CHEMICALS ASSOCIATED WITH OUR DISTRIBUTION SUPPLY CONTRACTS MAY INCREASE OUR COSTS AND REDUCE PROFITS.

    Certain products we distribute are obtained through supply relationships with other chemical producers. Typically, our supply contracts have one-year terms with provisions that automatically renew the contracts for additional one-year terms unless notice of termination is provided (which notice may be, under certain agreements, as short as 30 days). We have long-established relationships with many of our suppliers. We cannot predict whether our relationships or agreements with our suppliers will be terminated and, if terminated, whether they can be replaced.

    Due to the cyclical nature of the prices of many of the commodity chemical products that we distribute, we try to enter into distribution agreements with external suppliers that provide us with a fixed percentage profit per unit volume of product or otherwise reduce our exposure to fluctuations in the selling price of the products we distribute for other manufacturers. We are unable to predict whether we will be able to enter into contracts in the future that provide similar protection against price volatility. Our inability to do so could have a material adverse effect on our results of operations and financial condition. In addition, some of our agreements with our suppliers require us to purchase a minimum amount of chemical product or to pay certain agreed upon amounts for such minimum quantities if not taken. These agreements expose us to financial risk and could require us to expend significant amounts of capital without receiving corresponding revenues which could have a material adverse effect on our results of operations and financial condition.

BECAUSE A SIGNIFICANT PORTION OF OUR REVENUES ARE DERIVED FROM INTERNATIONAL SALES, UNCERTAIN POLITICAL, ECONOMIC OR MILITARY CONDITIONS IN OTHER COUNTRIES WHERE WE OPERATE OR INTEND TO EXPAND OUR OPERATIONS COULD MATERIALLY DISRUPT OUR BUSINESS.

    In 2000, approximately 65.3% of our revenues were attributable to operations conducted abroad and to export sales. In certain countries where we currently operate or sell our products, we may be subject to certain political, economic or military conditions, including labor unrest, political instability, restrictions on transfers of funds, high export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments and potentially adverse tax consequences. We cannot predict whether any of these events will occur and if they do occur, whether they will have a material adverse effect on our business.

BECAUSE OUR BUSINESS IS AFFECTED BY CHANGES IN CURRENCY MARKETS, FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

    A portion of our revenues is denominated in currencies other than the U.S. dollar because our foreign subsidiaries operate in their local currencies. Accordingly, our results of operations and financial condition may be affected by fluctuations in the exchange rates between such currencies and the U.S. dollar. Moreover, we may incur costs in connection with conversions between currencies. From time to time, we purchase short-term forward hedge exchange contracts to hedge payments that are in currency other than the local currency. The purpose of entering into these short-term forward exchange contracts is to minimize the impact of foreign currency fluctuations on our results of operations. Certain increases or decreases in these payments are then offset by gains or losses on the related short-term forward exchange contracts. We have, in the past, entered into fixed financial hedge contracts on certain of our raw materials for use in our manufacturing segment. Exchange rate fluctuations or hedge contracts may have a material adverse effect on our results of operations and financial condition.

IF WE LOSE ANY OF OUR SIGNIFICANT CUSTOMERS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION.

    During each of the past three years, no single distribution relationship, customer or group of affiliated customers has accounted for more than 10% of our revenues. However, a small number of our customers historically have accounted for a significant percentage of our sales of acetone and phenol. If we lose one or more of these significant customers it could have a material adverse effect on our results of operations and financial condition. In the past, we have not experienced significant difficulties in replacing the sales volumes accounted for by the periodic loss of significant customers. However, we are unable to predict whether the historic levels of business from current customers will be maintained in the future or whether such customers could be replaced quickly enough to avoid adversely impacting our revenues and profitability.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY, WE MIGHT NOT CONTINUE TO GROW AND OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE HARMED.

    We have experienced rapid growth since our inception. Our continued growth largely depends on the successful implementation of our business strategy. We are unable to predict whether we will be able to successfully implement our business strategy or whether, if implemented, such strategy will be successful. If we are unable to implement our business strategy, our results of operations and financial condition could be adversely affected.

BECAUSE WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND COMPLIANCE WITH THESE LAWS MAY ENTAIL SIGNIFICANT COSTS, OUR COMPLIANCE WITH ENVIRONMENTAL LAWS MAY ADVERSELY AFFECT OUR OPERATIONS.

    We are subject to federal, state, local and foreign environmental laws, rules, regulations and ordinances concerning emissions and discharges, and the generation, handling, storage, transportation, treatment, disposal and import and export of hazardous materials. The operation of chemical manufacturing and storage facilities and the distribution of chemical products entail risks under environmental laws, many of which provide for substantial remediation costs in the event of discharges of contaminants and fines and criminal sanctions for violations. We may be liable for remediation of contamination at certain of our current and former properties and may need to make significant capital expenditures in order to comply with existing and future environmental laws. We believe that we currently comply in all material respects with applicable environmental laws. However, we may incur environmental liabilities and compliance with environmental laws may require significant capital expenditures, each of which could have a material adverse effect on our results of operations and financial condition.

    Elevated levels of certain petroleum-related substances, organic chemicals and metals have been detected in groundwater and/or soils at our Wilmington, North Carolina terminal facilities. However, we believe that the presence of these substances is the result of either historical use prior to our acquisition of the site or migration from neighboring facilities (including an adjacent Superfund site that has been the subject of remediation activities and a recycling facility). In 1998, we assumed from Union Oil Company of California, the prior owner of the site, the implementation of state approved remedial action plans to address onsite petroleum contamination at some of our terminal facilities. Compliance with the remedial action plans does not foreseeably require any material capital expenditures and we believe that owners of the neighboring properties may bear a significant portion of the responsibility for any additional remediation. Except for the ongoing remediations, no significant cleanup activities have been conducted at our North Carolina terminal facilities since we acquired them in 1992 and 1998. Should remedial activities be conducted to address contaminants that are not petroleum-related, we do not have sufficient information regarding the types, concentrations, and possible cleanup levels of onsite contaminants to reasonably estimate costs that may be associated with such remediation.

    Low levels of various organic compounds have been detected in soils and groundwater at the Blue Island plant. We believe this is the result of historical use of the site before we acquired it in 1995 and/or migration from neighboring facilities. The concentrations of some of these compounds exceed established state groundwater standards and/or cleanup objectives. However, we believe that the likelihood of either state or federal environmental regulatory agencies seeking remediation in the near term is low, based on the location of the facility, the character of the area (each of which are factors in assessing risk), and the fact that the site is pending removal from the federal list of contaminated sites. To date, we have not been required to plan, undertake or fund any remedial activities.

    We do not believe that a material amount of funds will be required to complete remediation at any site; however, we cannot predict precisely what effect environmental laws will have on us in the future.

BECAUSE WE OPERATE IN A COMPETITIVE INDUSTRY, COMPETITION MAY ADVERSELY AFFECT OUR MARKET POSITION AND REDUCE OUR MARKET SHARE.

    We operate in a highly competitive industry. Many of our competitors have significantly greater financial, production and other resources than us. Many of our competitors are large, integrated chemical manufacturers, some of whom have their own basic raw material resources. We compete to a lesser extent with certain chemical distribution companies and chemical traders. Barriers to entry in the industry, apart from capital availability, may be low, particularly with respect to commodity products. The entrance of new competitors in the industry, including companies who currently serve as our suppliers, may reduce our ability to maintain current sales or price levels. Our competitive position is based principally on customer service and support, breadth of product line, product quality, facility location and the selling prices of its products. Our commercial opportunity may be reduced or eliminated if our competitors market their products more effectively than us or if they develop and market products that are more useful or less expensive than ours. We cannot predict whether we will have sufficient resources to maintain our current competitive position or market share.

IF WE LOSE MEMBERS OF OUR SENIOR MANAGEMENT OR KEY PERSONNEL, OUR BUSINESS COULD BE HARMED.

    Our future success largely depends on the efforts and abilities of our senior management and certain other key personnel, particularly John L. Macdonald, our founder, President and Chief Executive Officer. Our success will depend in large part on our ability to retain these individuals and other current members of our senior management team and to attract and retain qualified personnel in the future. The loss of one or more members of senior management or our key employees or our inability to attract or retain other qualified employees could have an adverse impact on our results of operations and financial condition.

CONCENTRATION OF OWNERSHIP OF OUR COMMON STOCK IN OUR EXISTING PRINCIPAL STOCKHOLDER MAY PREVENT OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    As of the date of this Prospectus, John L. Macdonald, our President and Chief Executive Officer, beneficially owned, in the aggregate, approximately 48% of our issued and outstanding shares. As a result, Mr. Macdonald effectively has the ability to determine the outcome of important matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets.

IF MARKET CONDITIONS ARE NOT FAVORABLE, OR IF OUR COMMON STOCK IS DELISTED BY NASDAQ, THE PRICE OF OUR STOCK COULD DECLINE.

    Our common stock is publicly traded on The Nasdaq National Market. The market price of our common stock may be significantly affected by such factors as our operating results, changes in any earnings estimates publicly announced by us or by analysts, announcements of significant business developments by us or our competitors and various factors affecting the overall economic environment. In addition, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the fundamentals or operating performance of such companies. These market conditions may adversely affect the market price of our common stock.

    In the past, we have failed to comply with one of the maintenance criteria for continued listing of our common stock on The Nasdaq National Market. Although we currently satisfy the continued listing criteria for The Nasdaq National Market, there is no guarantee that we will be able to maintain all of the continued listing requirements in the future. If we fail to maintain any of The Nasdaq National Market's continued listing requirements, our common stock would in all likelihood be delisted and transferred to the Nasdaq SmallCap Market (provided that we meet all requirements for listing on the Nasdaq SmallCap Market and evidence an ability to sustain long term compliance) or the OTC Bulletin Board. If we are delisted from The Nasdaq National Market or if we fail to meet the requirements for listing on the Nasdaq SmallCap Market, it could adversely affect the market price of our common stock and impair our ability to raise capital.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY DETER AN ACQUISITION OF OUR COMPANY AND COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.

    Certain provisions of our certificate of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, or control us. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. These provisions (i) allow only the board of directors, the chairman of the board of directors or the chief executive officer to call special meetings of the stockholders, (ii) establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings, (iii) generally authorize the issuance of one or more classes of "blank check" preferred stock, with such designations, rights and preferences as may be determined from time to time by the board of directors and (iv) require approval of holders of 80% of the outstanding voting power to amend or repeal items (i) and (ii) above. If we issue preferred stock, it could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including the voting rights, of such holders. In certain circumstances, it could have the effect of decreasing the market price of our common stock.

                              RECENT DEVELOPMENTS

    On June 28, 2001, we consummated a series of debt and equity financings aggregating approximately $31.5 million, the proceeds of which were used to refinance our prior credit facilities and reduce indebtedness. The financings consisted of: (i) a $20.0 million revolving credit facility; (ii) a $7.1 million term debt facility; (iii) a $1.9 million mortgage loan; and (iv) a $2.5 million private placement of common stock.

    REVOLVING CREDIT FACILITY. On June 28, 2001, we entered into a revolving credit facility (the "Revolving Credit Facility") with Congress Financial Corporation (Florida) ("Congress"). Under the terms of the Revolving Credit Facility, we may borrow up to 85% of the net amount of our eligible accounts, plus the lesser of (i) 55% of the value of our eligible inventory or
(ii) $12.0 million, up to a maximum amount of $20.0 million (including outstanding letters of credit). As of June 29, 2001, $6.3 million was outstanding under the Revolving Credit Facility. Amounts outstanding under the Revolving Credit Facility bore interest at 7.5% per annum as of June 29, 2001. As collateral for the borrowings under the Revolving Credit Facility, we granted Congress a security interest in our receivables, general intangibles, equipment, certain real property and records. Borrowings under the Revolving Credit Facility will mature on June 27, 2003, unless the credit line is extended. If the Revolving Credit Facility is terminated prior to its expiration date, including by reason of our prepayment of borrowings made thereunder, we will be required to pay a termination fee of (x) $400,000 if the facility is terminated on or before June 28, 2002, or (y) $200,000 if the facility is terminated after such date.

    TERM DEBT FACILITY. On June 28, 2001, we entered into a $7.1 million term loan (the "Term Debt Facility") with GATX Capital Corporation ("GATX") which matures on June 27, 2007. As security for the borrowings under the Term Debt Facility, we granted GATX a first lien on our real property located at our Blue Island, Illinois facility and our Wilmington, North Carolina terminal. Borrowings under the Term Debt Facility bear interest at a rate of 10.99% per annum. Pursuant to the terms of the Term Debt Facility, we are required to make 72 monthly installments of principal and accrued interest in the amount of $135,771 each, ending July 27, 2007. Borrowings under the Term Debt Facility may be prepaid subject to a prepayment penalty ranging between $198,083 (if paid between June 28, 2001 and June 30, 2002) to $18,677 (if paid between July 1, 2005 and June 30, 2006).

    In connection with the Term Debt Facility, we issued warrants to GATX to purchase 155,109 shares of our common stock at an exercise price of $2.30 per share (the "GATX Warrants"). The GATX Warrants are immediately exercisable and expire on June 28, 2011. We also granted GATX certain registration rights with respect to the shares underlying the GATX Warrants.

    MORTGAGE LOAN. On June 15, 2001, we entered into a $1.9 million credit agreement (the "Mortgage Loan") with SouthTrust Bank ("SouthTrust"). As collateral for the Mortgage Loan, we granted SouthTrust a first lien on our premises located at 8675 Hidden River Parkway, Tampa, Florida, and an assignment of all rents and leases related thereto. The Mortgage Loan bears interest at a rate equal to LIBOR plus 300 basis points for periods of 30, 60 or 90 days, calculated using a base year of 360 days. As of June 29, 2001, borrowings under the Mortgage Loan bore interest at 6.7% per annum. Pursuant to the terms of the Mortgage Loan, we must make monthly payments of principal and accrued interest until June 15, 2004 based on a ten-year amortization schedule. We may prepay the principal balance due under the Mortgage Loan at any time without penalty.

    PRIVATE PLACEMENT. On June 28, 2001, we consummated a private placement (the "Private Placement") of 2,173,913 shares of our common stock (the "Shares") at a purchase price of $1.15 per share, and received an aggregate of $2.5 million in gross proceeds therefor. In connection with the Private Placement, we issued warrants to purchase an aggregate of 425,000 shares of our common stock to Phoenix Enterprises LLC ("Phoenix") and its designees, at an exercise price of $1.15 per share (the

"Phoenix Warrants"). The Phoenix Warrants are immediately exercisable and expire five years from the date of grant.

    At the time of the closing, we entered into a registration rights agreement with the holders of the Shares and Phoenix Warrants which provides that we will file a registration statement with the Securities and Exchange Commission relating to the sale of the Shares and shares of common stock issuable upon exercise of the Phoenix Warrants within 30 days from the closing date and use our best efforts to cause such registration statement to be declared effective.

    In connection with the closing of the Private Placement, we appointed Philip
S. Sassower as a director. At closing, Phoenix and Mr. Sassower entered into a standstill agreement with us pursuant to which they agreed for a period of two years that they (and their affiliates) will not, directly or indirectly
(i) make, or in any way participate, directly or indirectly, in any solicitation in opposition to the board; (ii) initiate or propose any "shareholder proposals" for submission to a vote of stockholders; (iii) form, join or in any way participate in a group to take any actions otherwise prohibited by the terms of the standstill agreement; or (iv) enter into any arrangements or understandings with any third party with respect to any of the foregoing.

                                USE OF PROCEEDS

    The Selling Shareholders will receive all of the proceeds from the sale of the Shares. We will not receive any of those proceeds.

                           FORWARD-LOOKING STATEMENTS

    This Prospectus and the documents incorporated by reference in this Prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this Prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                              SELLING SHAREHOLDERS

    The following table sets forth the names of the Selling Shareholders, the number of and percent of outstanding shares of common stock beneficially owned by each of them prior to this offering, and the number of shares being offered on behalf of each Selling Shareholder in this offering. All information contained in the table below is based upon information provided to us by the Selling Shareholders, and we have not independently verified this information. We are not able to estimate the amount of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of their shares and we are not aware of any agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold. The Selling Shareholders are not making any representation that any shares covered by the Prospectus will be offered for sale. The Selling Shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

    We will incur estimated aggregate expenses of approximately $45,000 in respect of this offering. No Selling Shareholder has held any position or office or has had any other material relationship with our company within the past three years other than as otherwise indicated below.

                                      NUMBER OF SHARES       PERCENT OF OUTSTANDING
                                      OF COMMON STOCK         SHARES BENEFICIALLY         NUMBER OF SHARES
                                     BENEFICIALLY OWNED          OWNED PRIOR TO           OF COMMON STOCK
SELLING SHAREHOLDERS                 PRIOR TO OFFERING            OFFERING (%)        OFFERED IN THIS OFFERING
--------------------                 ------------------      ----------------------   ------------------------
Derry Macdonald(1).................        1,382,000             15.6     %                  1,382,000
Phoenix Enterprises, LLC(2)........          560,000(2)           6.3                          555,000
The Martin D. Gruss JLM GRAT.......          195,000              2.2                          195,000
Martin Rosenman....................          195,000              2.2                          195,000
Daryl Lee Scot LLC.................          195,000              2.2                          195,000
Goren Brothers Limited
  Partnership......................          195,000              2.2                          195,000
Michael G. Jesselson 4/8/71
  Trust............................          195,000              2.2                          195,000
Philip M. Damashek.................          195,000              2.2                          195,000
GATX Capital Corp..................          155,109(3)           1.8                          155,109
Citizens Bank of Massachusetts.....          125,000(4)           1.4                          125,000
JAM Capital Assoc. LLC.............          110,000              1.3                          110,000
Sachs Investing Co.................          110,000              1.3                          110,000
Steven M. Sack.....................          105,000              1.2                          105,000
James O'Donnell....................           85,000               *                            85,000
Eurycleia Partners, L.P............           75,000               *                            75,000
Rahman Living Trust U/A DTD
  4/3/97...........................           75,000               *                            75,000
Ravich Revocable Trust.............           75,000               *                            75,000
Robert Oppenheimer Sassower........           74,729               *                            74,729
Mark Oppenheimer Sassower..........           74,728               *                            74,728
Caroline Oppenheimer Sack..........           74,728               *                            74,728
Edward Oppenheimer Sassower........           74,728               *                            74,728
Audrey Golden Lesser...............           70,000               *                            70,000
Isaac Fuchs........................           70,000(5)            *                            70,000
Susan M. Sassower..................           50,000(6)            *                            50,000

------------------------

*   Less than 1%

(1) Ms. Derry Macdonald is the former wife of John L. Macdonald, the Company's Chairman of the Board, President and Chief Executive Officer. Pursuant to a stockholders' agreement by and among Derry Macdonald, John L. Macdonald and Maxwell Stolzberg, as trustee under an irrevocable trust agreement between John Macdonald and Maxwell Stolzberg dated December 15,

    1995 (collectively, the "Stockholders"), the Stockholders agreed to vote all of the shares of common stock held by them to elect Mr. Macdonald and such other persons as Mr. Macdonald shall designate as directors of the Company at all stockholder meetings through 2009 and in such other manner as Mr. Macdonald designates. In addition, pursuant to the stockholders' agreement, each Stockholder and the Company has the right of first offer with respect to the sale by any Stockholder of more than 5,000 shares. The stockholders' agreement will expire on the earlier of the day immediately preceding the Company's 2009 annual stockholders meeting or the day
    Mr. Macdonald ceases to be Chairman or Chief Executive Officer of the Company. Pursuant to the terms of the stockholders' agreement, Derry Macdonald has granted Mr. Macdonald the right to vote all of the shares of Common Stock held by her. Accordingly, Mr. Macdonald is deemed to have sole voting power with respect to the shares held by Derry Macdonald and Derry Macdonald is deemed to have the sole right to dispose of such shares held by her, subject to the terms of the agreement.

(2) Consists of 555,000 shares of common stock issuable upon the exercise of warrants and 5,000 shares of common stock issuable upon the exercise of stock options. Philip S. Sassower, a director of the Company, is the Chief Executive Officer and a member of Phoenix Enterprises LLC.

(3) Consists of 155,109 shares of common stock issuable upon the exercise of warrants.

(4) Consists of 125,000 shares of common stock issuable upon the exercise of warrants.

(5) Consists of 70,000 shares of common stock issuable upon the exercise of warrants.

(6) Consists of 50,000 shares of common stock issuable upon the exercise of warrants.

    This Prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration or certain dilutive stock issuances which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

    We are registering the shares of common stock covered by this Prospectus for the Selling Shareholders. To the extent required, we will identify any additional Selling Shareholders in a supplement to this Prospectus.

    The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the shares on the Nasdaq Stock Market, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

    In addition, the Selling Shareholders may sell some or all of their shares through:

    - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

    - purchases by a broker-dealer, as principal, and resale by the broker-dealers for its account; or

    - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

    The Selling Shareholders may enter into hedging transactions with respect to their shares. For example, the Selling Shareholders may:

    - enter into transactions involving short sales of the shares by broker-dealers;

    - sell shares short themselves and redeliver such shares to close out their short positions;

    - enter into option or other types of transactions that require the Selling Shareholders to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

    - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

    The Selling Shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for services. Broker-dealers engaged by the Selling Shareholders may allow other broker-dealers to participate in resales. However, the Selling Shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933. If the Selling Shareholders or any broker-dealers qualify as "underwriters," they will be subject to the Prospectus delivery requirements of the Securities Act of 1933.

    In addition to selling their shares under this Prospectus, the Selling Shareholders may:

    - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;

    - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

    - sell their shares under Rule 144 of the Securities Act of 1933 rather than under this Prospectus, if the transaction meets the requirements of Rule 144.

    All expenses of the registration of the shares will be paid by us, including, without limitation, SEC filing fees and expenses of compliance; however, the Selling Shareholders will pay expenses related to the securities laws of any state and any sales commissions or underwriting discounts and fees and expenses of their counsel incurred in connection with the sale of shares through this Prospectus.

    We have agreed to indemnify the Selling Shareholders and anyone who controls any of the Selling Shareholders against certain liabilities and expenses arising out of or based upon the information contained in this document, including liabilities under federal securities laws.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Our certificate of incorporation, as amended, authorizes the issuance of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Prospectus, 8,834,992 shares of common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. In addition, as of the date hereof, 1,350,462 shares of common stock, subject to adjustments, were issuable upon exercise of outstanding options and warrants.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have any cumulative voting rights. Certain rights, privileges and preferences of our common stock are subordinate to the rights of holders of shares of preferred stock that may be issued by us in the future. Holders of our common stock are entitled to receive ratably those dividends that are declared by the Board of Directors from time to time out of legally available funds. These dividend rights may also be subject to, among other things, the rights of holders of any shares of preferred stock that we may issue in the future. Upon any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata all assets available for distribution to the stockholders after payment or provision for payment of our debts and other liabilities and payments due to the holders of outstanding shares of preferred stock (if any). As of the date of this Prospectus, there are no preemptive or other subscription rights or redemption or sinking fund provisions with respect to our common stock.

PREFERRED STOCK

    Our preferred stock may be issued in one or more series, and the shares of each series will have the rights and preferences determined by the board of directors in authorizing the issuance of that particular series. In designating any series of preferred stock, the board of directors may, without further action by the holders of our common stock, determine the number of shares constituting that series, any dividend rights or rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the holders of the common stock), rights and terms of redemption (including any sinking fund provisions) and the liquidation preferences of that series. Holders of any series of our preferred stock, when issued, will have priority claims to dividends and to any distributions upon our liquidation, and other preferences over the holders of our common stock.

MARKET INFORMATION

    Our common stock is listed on The Nasdaq National Market under the symbol "JLMI." On July 18, 2001, the closing sale price as reported on The Nasdaq National Market was $2.90 per share.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Commission allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to other documents filed separately with the Commission. The information incorporated by reference is considered part of this document, except for any information superseded by information contained directly in this document or in later filed documents incorporated by reference in this document.

    This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important business and financial information about us that is not included in or delivered with this document.

JLM INDUSTRIES, INC.                    PERIOD
--------------------                    ------
Annual Report on Form 10-K              Year ended December 31, 2000

Annual Report on Form 10-K/A            Year ended December 31, 2000

Annual Report on Form 10-K/A            Year ended December 31, 2000
Amendment No. 2

Quarterly Report on Form 10-Q           Quarter ended March 31, 2001

Current Report on Form 8-K              Form 8-K, dated June 28, 2001

The description of the Company's        Registration Statement on Form 8-A,
common stock set forth in Registration  filed July 11, 1997
Statement on Form 8-A

    We also incorporate by reference additional documents that may be filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

    You can obtain any of the documents incorporated by reference through the Commission or the Commission's Internet web site as described below. You may also obtain them by requesting them from us in writing or by telephone at the following address or phone numbers:

                                JLM Industries, Inc.
                           8675 Hidden River Parkway
                              Tampa, Florida 33637
                    Attention: Investor Relations Department
                           Telephone: (813) 632-3300

    Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this document, the exhibit will also be provided without charge.

    You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different from what is contained in this document. This
document is dated July   , 2001. You should not assume that the information
contained in this document is accurate as of any date other than that date.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered by this Prospectus will be passed upon for us by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A Amendment No. 2 for the year ended December 31, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance with those requirements file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Commission's public reference rooms at the following locations:

Public Reference Room       New York Regional Office      Chicago Regional Office
450 Fifth Street, N.W       Seven World Trade Center      Citicorp Center
Room 1024                   Suite 1300                    500 West Madison Street
Washington, D.C. 20549      New York, NY 10048            Chicago, IL 60661

    Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These filings with the Commission are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning JLM Industries, Inc. are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

    This Prospectus is part of a registration statement we filed with the Securities and Exchange Commission. As allowed by Commission rules, this document does not contain all the information you can find in this registration statement or the exhibits to the registration statement. You can get a copy of the registration statement from the sources listed above.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

You should rely only on the information contained in this Prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this Prospectus. This Prospectus is not an offer to sell nor does it constitute an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

                                4,511,022 SHARES

                              JLM INDUSTRIES, INC.

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                                 JULY   , 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
The Company.................................................      2
Risk Factors................................................      3
Recent Developments.........................................      8
Use of Proceeds.............................................      9
Forward-Looking Statements..................................      9
Selling Shareholders........................................     10
Plan of Distribution........................................     12
Description of Capital Stock................................     13
Incorporation of Certain Information by Reference...........     14
Legal Matters...............................................     15
Experts.....................................................     15
Where You Can Find More Information.........................     15

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses to be incurred and borne by us in connection with the sale and distribution of the shares offered hereby. All amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee...............  $  3,581
Legal fees and expenses.....................................  $ 25,000
Accounting fees and expenses................................  $  5,000
Blue Sky fees and expenses..................................  $  1,000
Printing and engraving expenses.............................  $  7,500
Miscellaneous...............................................  $  2,919
                                                              --------
    Total fees and expenses.................................  $ 45,000
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    DGCL Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    DGCL Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Our Bylaws further provide that we may indemnify our officers and directors to the fullest extent permitted by and in the manner permissible under the laws of the State of Delaware.

    In addition we have entered into agreements (the "Indemnification Agreements") with some of our directors and officers pursuant to which we have agreed to indemnify such person against claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement (collectively, "Losses") incurred by such person and arising out of his capacity or service as a director, officer, employee and/or agent of ours to the maximum extent permitted by applicable law. In addition, each such person shall be entitled to an advance of expenses to the maximum extent authorized or permitted by law to meet the obligations indemnified against. The Indemnification Agreements also obligate us to purchase and maintain insurance for the benefit and on behalf of each of our directors insuring such director in or arising out of his capacity as a director, officer, employee and/or agent of ours. We have purchased such insurance, which provides coverage with respect to liabilities that may arise under the Securities Act of 1933 and against which such persons might not be indemnified by us.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

    The following is a list of Exhibits filed as a part of this Registration
Statement:

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
       -------          -----------------------
                  5.1   Opinion of Baer Marks & Upham LLP.

                 23.1   Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).

                 23.2   Consent of Deloitte & Touche LLP, Independent Auditors.

                 24.1   Power of Attorney (included on page II-4).

ITEM 17. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 19, 2001.

                                                       JLM INDUSTRIES, INC.

                                                       By:  /s/ JOHN L. MACDONALD
                                                            -----------------------------------------
                                                            John L. Macdonald
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints John L. Macdonald and Michael
E. Hayes or either of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and re-substitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                      DATE
                      ---------                                     -----                      ----
                /s/ JOHN L. MACDONALD                  President, Chief Executive
     -------------------------------------------         Officer and Director              July 19, 2001
                  John L. Macdonald                      (Principal Executive Officer)

                                                       Vice President and Chief
                /s/ MICHAEL E. HAYES                     Financial Officer (Principal
     -------------------------------------------         Financial and Accounting          July 19, 2001
                  Michael E. Hayes                       Officer)

                /s/ WALTER M. TARPLEY                  Vice President and Director
     -------------------------------------------                                           July 19, 2001
                  Walter M. Tarpley

                /s/ SEAN D. MACDONALD                  Vice President and Director
     -------------------------------------------                                           July 19, 2001
                  Sean D. Macdonald

                      SIGNATURE                                     TITLE                      DATE
                      ---------                                     -----                      ----
               /s/ JERRY L. WEINSTEIN                              Director
     -------------------------------------------                                           July 19, 2001
                 Jerry L. Weinstein

               /s/ A. GORDON TUNSTALL                              Director
     -------------------------------------------                                           July 19, 2001
                 A. Gordon Tunstall

               /s/ VINCENT J. NAIMOLI                              Director
     -------------------------------------------                                           July 19, 2001
                 Vincent J. Naimoli

                 /s/ PHILIP SASSOWER                               Director
     -------------------------------------------                                           July 19, 2001
                   Philip Sassower

                          INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT

EXHIBIT
NUMBER                  DESCRIPTION OF DOCUMENT
-------                 ------------------------------------------------------------
                  5.1   Opinion of Baer Marks & Upham LLP.

                 23.1   Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).

                 23.2   Consent of Deloitte & Touche LLP, Independent Auditors.

                 24.1   Power of Attorney (included on page II-4).